ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "AGREEMENT") is entered into by and between STRATFORD AMERICAN CAR RENTAL SYSTEMS, INC., an Arizona corporation ("STRATFORD") and DOLLAR RENT A CAR SYSTEMS, INC., an Oklahoma corporation ("DOLLAR"), effective the 24th day of September, 1998.

                                R E C I T A L S:

         A. Stratford owns and operates a vehicle rental business (the "Business") under that certain License Agreement by and between Dollar and Stratford dated effective June 1, 1994, as amended, covering certain territory described as "The State of Arizona, except the Counties of Coconino, Navajo and Pima" (the "License Agreement"); and

         B. Stratford desires to sell and Dollar desires to purchase certain assets of Stratford and to assume certain liabilities, pursuant to the terms and conditions of this Agreement.

         NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                           1. CLOSING OF TRANSACTIONS

1.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated herein shall be effective as of 12:01 a.m. on October 1, 1998 but shall take place at the offices of Dollar, 5330 East 31st Street, Tulsa, Oklahoma, at 10:00 a.m. on October 1, 1998 or such other time or location as to which the parties hereto may agree (the "Closing"). In the event certain conditions precedent to either party's obligations, as set forth in Sections 5.1 and 5.2 are not satisfied by the dates set forth therein, then the Closing shall be automatically extended from October 1st until November 1, 1998, unless otherwise agreed in writing by the parties.

1.2 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, Stratford shall sell, transfer, convey and assign to Dollar all of Stratford's interest in and to the following assets of Stratford (the "Assets"):

         1.2.1 Personal Property, Equipment and Fixtures. The tangible personal property, equipment, improvements and fixtures owned by Stratford and used in connection with the Business, including but not limited to the personal property, equipment, improvements and fixtures set forth on Exhibit 1.2.1 attached hereto (the "Personal Property, Equipment and

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                  Fixtures"),  plus the  Maintenance  and  Other  Inventory,  as defined below. The form of the Bill of Sale to convey the Personal Property, Equipment and Fixtures from Stratford to Dollar is substantially set forth in Form 1.2.1. The parties agree to execute and deliver, if necessary, instruments or schedules to more accurately and fully reflect the Personal Property, Equipment and Fixtures.

         1.2.2 Gasoline. Any and all gasoline inventory contained in the tanks of Accepted Vehicles, as defined herein below, as of the Transfer Date, as defined herein below (the "Gasoline Inventory").

         1.2.3 Goodwill and General Intangibles. All of the goodwill and general intangibles used in or related to the Business.

1.3 Assumption of Non-Fleet Liabilities. At Closing, Stratford shall assign and Dollar shall accept such assignment and assume all of the rights, obligations and liabilities of Stratford arising directly or indirectly under the terms of those certain contracts, leases, agreements or detailed liabilities as set forth on Exhibit 1.3 attached hereto, to the extent the obligations thereunder arise and become due after the Closing (the "Contracts"). The form of Assignment and Assumption Agreement pursuant to which Stratford shall assign and Dollar shall assume the Contracts is substantially set forth in Form 1.3. Except for the Contracts, Stratford shall retain, and Dollar shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Dollar of any other liabilities, obligations, debts or undertakings of Stratford of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, liquidated or unliquidated, or otherwise. Stratford agrees to pay any additional license fees, if any, required to be paid by Orion Systems, Inc. in connection with the transfer of Sales and License Agreement dated November 4, 1996, and software licensed thereunder, from Stratford to Dollar or its licensees. Dollar shall pay or cause its licensee to pay any training and installation costs or fees imposed by Orion Systems, Inc. in connection with the aforementioned transfer and subsequent installation of the software.

1.4 Excluded Assets and Retained Liabilities. The following assets of Stratford shall not be sold or transferred to Dollar and shall remain the property of Stratford: (i) cash or cash equivalents in banks or in the cash drawers at the Location; (ii) trade accounts or notes receivable; (iii) three (3) risk vehicles (Two (2) Lincoln Towncars and one (1) Ford pick-up) used in the conduct of the Business; and (iv) all assets other than Assets set forth above in Section 1.2 and the Contracts (collectively, the "Excluded Assets"). Other than the
         Contracts assumed by Dollar pursuant to Section 1.3 above, any other liabilities, obligations, debts or undertakings of Stratford of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, liquidated or unliquidated, or otherwise, shall be retained liabilities of Stratford.

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1.5      Termination of License Agreements and Related Agreements. Upon Closing,
         Stratford and Dollar agree that: (i) the License Agreement; (ii) that certain Master Lease Agreement by and between Stratford and Dollar dated June 1, 1994 (the "Master Lease Agreement"); (iii) the Sublease Agreement dated effective June 1, 1994 by and between Dollar, its successors or predecessors in interest, as sublandlord, and Stratford, as subtenant (the "Sublease"); and (iv) any and all other related agreements or documents by and among Dollar, Stratford and the Shareholder, as defined below in Section 1.6 (collectively, all of the foregoing documents set forth in subsections (i) through (iv) referred to herein as the "License Documents"), shall be terminated and of no further force and effect except: (a) for this Agreement and the agreements executed pursuant hereto, (b) with regard to any settlement of remaining accounts specified herein, (c) Sections 18.5 and 24.6 of the License Agreement, (d) Section 15 of the Sublease, excluding, however, the obligation on the part of Stratford to perform an environmental site assessment as set forth in Subsection 15(i) and (d)
         Section 16 of the Sublease.

1.6 Mutual Release. At Closing, Stratford shall execute and deliver, and shall cause Stratford American Corporation, the parent corporation of Stratford and majority owner of all of the issued and outstanding capital stock of Stratford (the "Shareholder"), to execute and deliver, a General Release in substantially the form attached hereto as Form 1.6(a), in favor of Dollar, its parent, subsidiaries and affiliates and their respective officers, directors, shareholders, employees and agents (the "Stratford Release" ). Likewise, at Closing, Dollar shall execute and deliver a General Release in substantially the form attached hereto as Form 1.6(b), in favor of Stratford, its parent, subsidiaries and affiliates and their respective officers, directors, shareholders, employees and agents (the "Dollar Release"). The aforementioned releases shall not release any rights, benefits or claims, or obligations as to any future performance, under: (i) this Agreement, or any other agreement or document executed in connection herewith, (ii) Sections 18.5 and 24.6 of the License Agreement, (iii)
         Section 15 of the Sublease, excluding, however, the obligation on the part of Stratford to perform an environmental site assessment as set forth in Subsection 15(i) and (iv) of Section 16 of the Sublease.

1.7 Service Facility Lease. At Closing, Stratford and Dollar shall execute and deliver a lease with Dollar, as lessee, pursuant to which Dollar shall lease that certain Business location presently used by Stratford as an administrative and service facility and commonly known as 50 S. 24th Street, Phoenix, Arizona (the "Service Facility"). The form of the lease agreement is set forth in Form 1.7 attached hereto ("Lease Agreement").

                   2. PURCHASE PRICE, HOLDBACK AND ADJUSTMENTS

2.1 Purchase Price for Assets. The purchase price ("Purchase Price") for the Assets shall be the aggregate amount of the following: (i) $3,500,000 for the goodwill

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         and  general  intangibles  used in or  related  to the  Business;  (ii)
         $335,000 for the Personal Property, Fixtures and Equipment, (iii) an amount for the Gasoline Inventory, calculated pursuant to Section 2.2 below; and (iv) an amount for new tires, unused motor oils, oil filters and other new parts to be used for maintenance of Accepted Vehicles, as defined in Section 3.1, plus all counter supplies, office supplies and
         uniforms,   at  a  price  equal  to  the  invoice   cost  to  Stratford
         ("Maintenance and Other Inventory").

2.2 Purchase Price for Gasoline Inventory. At the time of Reconciliation, as defined in Section 7.1.1, Dollar shall pay Stratford for the Gasoline Inventory, calculated by: (i) reading the fuel level indicated on the fuel gauge at the time the vehicle is inspected as provided herein and multiplying this amount by the manufacturer's stated capacity, and then (ii) multiplying the measured gallons of gasoline in the vehicle tank by the invoice cost to Stratford per gallon for unleaded regular gasoline on the day of Closing.

2.3 Prorations and Security Deposits. At Closing, Dollar shall pay Stratford an amount equal to any security deposits as to Contracts, if applicable, and provided Stratford is entitled to the return of any security deposits as to the Contracts. In addition at Closing, Dollar shall also pay Stratford the prorated amount of any rents or lease payments paid by Stratford prior to the Closing. Stratford shall retain all accounts receivable.

2.4 Payment Obligations. At Closing, Stratford shall pay any and all outstanding and estimated amounts due and payable to Dollar under the License Agreement and related and collateral documents executed in connection therewith, including but not limited to system fees, concessions, reservation fees, travel agent commissions, goodwill certificates, fleet, airport rents and other such or related charges. Likewise, Dollar shall pay Stratford any and all outstanding amounts due and payable to Stratford under the License Agreement and related and collateral documents executed in connection therewith, consisting of tour voucher payments, credits or payments for inter-city rentals, v.i.p. rentals and other such or related credits, plus pay reasonable estimates of PPA and ISRB, as such terms are defined below and all other items due Stratford under the Master Lease Agreement.

2.5 Holdback Amount. At Closing, Dollar shall have the right to hold back $200,000 from the Purchase Price at Closing, in addition to the amount withheld for tax liabilities in accordance with Section 2.6.2 (the "Holdback Amount"), to secure or otherwise satisfy or pay any obligations or indemnities of Stratford under this Agreement and the agreements executed in connection with the transaction contemplated herein, including but not limited to any amount or claim as to underpaid concessions as discussed in Section 4.4 below, and any post-termination covenants or indemnities under the License Agreement or related or collateral agreements, for a period of one (1) year from the date of Closing. In the event that Stratford fails to satisfy or pay any obligations or indemnities of

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         Stratford,  as provided in this Section,  following  written  demand or claim by Dollar, as herein provided, Dollar may satisfy the amount of such claim from the Holdback Amount. Provided, however, that the extinguishment of the Holdback Amount shall not limit or otherwise negate Dollar's indemnity rights, as herein provided, with regard to claims in excess of the Holdback Amount. Dollar shall immediately release and wire transfer $70,000 of the Holdback Amount to Stratford at such time that all but five (5) Leased Vehicles, as defined below, proposed by Stratford to be accepted by Dollar, have been presented for
         inspection  as  provided   below.   Further   provided,   Dollar  shall
         immediately release and wire transfer an additional $30,000 of the Holdback Amount to Stratford at such time that all Leased Vehicles proposed by Stratford to be accepted by Dollar, have been presented for inspection.

2.6      Taxes.

         2.6.1 Income Taxes. Stratford shall be responsible for its state and federal income taxes, arising out of and payable in connection with the transaction contemplated under this Agreement.

         2.6.2 Certificate of No Taxes Due/Payment of Sales and Use Taxes. At Closing, Dollar shall have the right to withhold an amount from the Purchase Price (equal to 125% of the estimated sales tax liability for the revenues generated for the month of March 1998), sufficient to satisfy any sales and use tax obligations owing pursuant to applicable state law until such time that Stratford delivers a certificate issued by the appropriate tax collecting authority stating that no sales and use taxes with regard to Stratford's vehicle rental operations and the sale of the Assets are due (the "Clearance Certificate"). Provided Stratford provides a Clearance Certificate through September 15, 1998, Dollar may only withhold one half of the amount to be withheld as set forth in the immediately proceeding sentence. Upon receipt of written confirmation by the tax collecting authority that sales taxes payable for tax periods through Closing have been paid by Stratford, Dollar shall immediately wire transfer to Stratford an amount equal to the tax payment made by Stratford, up to an amount equal to the funds withheld. Upon the delivery of the Clearance Certificate subsequent to Closing, Dollar shall remit the balance of the funds withheld and not previously paid to the tax collecting authority or wire transferred to Stratford.

         2.6.3 Property Taxes. Real and personal property or ad valorem taxes to the extent applicable with respect to the Assets, the Contracts and the Subleases transferred or terminated will be prorated to each party based on the date of Closing. If the amount of such taxes is not ascertainable as of the Closing, then such reimbursement shall be estimated and based upon the prior year's taxes with no further adjustments.

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
2.7 Utilities and Operating Expenses. All utilities in the name of Stratford shall be terminated as of the Closing. Stratford will obtain a final reading of all utilities pertaining to the Location as of the Closing and will make final payment for utilities through the Closing. Dollar shall have no obligation or liability to pay any utility charges for utility services or other operating expenses whatsoever, including parking tickets or fines, arising or attributable to the period prior to the Closing. All other operating expenses of Stratford attributable to the period prior to the Closing, including parking tickets or fines, shall be sole responsibility of and paid by Stratford.

2.8 Open Rental Agreements. At Closing, the parties shall determine the number of open rental agreements as of the date of Closing ("Open Rental Contracts"). In connection with the prepayment of estimated amounts due and payable to Dollar as set forth in Section 2.4 above, Stratford shall prepay Dollar the estimated concessions payable upon the revenues to be generated from the Open Rental Contracts. Stratford shall be entitled to retain one hundred percent (100%) of the revenues generated under the Open Rental Contracts. Dollar agrees to (a) collect the revenues paid by rental customers under the Open Rental Contracts as vehicles are returned subsequent to the Closing and (b) to remit and/or otherwise process such revenues to Stratford as the same are received by Dollar. The final amount of concessions payable upon the revenues generated from the Open Rental Contracts shall be reconciled with the prepayment of estimated concessions, at the time of Reconciliation, as defined herein. In the event that the prepayment of estimated concessions is less than the actual amount of concessions payable, the Holdback Amount shall secure the under paid amount.

                         3. FLEET AND FLEET LIABILITIES

3.1 Fleet Vehicles. Stratford and Dollar shall jointly inspect all vehicles leased by Dollar to Stratford under the Master Lease Agreement (the "Leased Vehicles"), as of the Closing, for damages and ineligibility of return under Dollar's applicable fleet lease program ("Fleet Lease Program"). Dollar shall prepare a written report at the time of mutual inspection which shall identify each of the Leased Vehicles by Vehicle Identification Number, make and model, manufacturer's fuel tank capacity and fuel level as of the date of inspection and shall provide a detailed description of any damage and the estimated cost to repair such damage (the "Vehicle Condition Report"). Dollar shall have: (i) two (2) days after the Closing with respect to Leased Vehicles not in the possession of rental customers as of the Closing, or (ii) two (2) days after the date of return with respect to Leased Vehicles under open rental agreements as of the Closing, but no later than fourteen
         (14) days after Closing with respect to such Leased Vehicles, to provide to Stratford: (i) a Vehicle Condition Report as to each such Leased Vehicle and (ii) a written list of such Leased Vehicles that Dollar rejects as being ineligible for return, which list shall specify the Vehicle Identification Number, make and model of all rejected Leased Vehicles and the specific nature

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         of the reason for ineligibility. Failure to deliver a timely notice for a Leased Vehicles shall be deemed an acceptance of such Leased Vehicle in the condition delivered to Dollar (collectively, Leased Vehicles which are not rejected by Dollar, either in writing or by failure to deliver timely notice, shall be referred to as "Accepted Vehicles") . The date upon which a Leased Vehicle is inspected and accepted by Dollar shall be the "Transfer Date". If an Accepted Vehicle has not undergone a recent oil change in compliance with the preventive maintenance obligations of the Fleet Lease Program, then Stratford shall pay Dollar, in addition to the Damage Cost defined in Section 3.3 below, the amount of $13.00 per Accepted Vehicle without such oil change.

3.2 Turnback Expenses. Dollar shall pay all turnback expenses charged for all Accepted Vehicles regardless of when the vehicles were in-fleeted, including, without limitation, any damage costs as provided below. Dollar shall be entitled to receive the prorated portion of the Return Allowance, as defined below, for the period subsequent to the Transfer Date, with respect to Accepted Vehicles.

3.3 Vehicle Damage. The vehicle manufacture return allowance or credit in the amount of $100 (the "Return Allowance") shall be prorated on a per diem basis, as of the Transfer Date, using a term of ten (10) months. Stratford shall pay to Dollar the dollar amount of the estimated damage cost indicated in the Vehicle Condition Report in excess of the prorated amount of the Return Allowance for the period prior to the Transfer Date (the "Damage Cost"). Stratford shall not have any further obligations or liabilities to Dollar with respect to damage to such Accepted Vehicles unless Dollar is notified at the time of turnback that the Chrysler Corporation rejects an Accepted Vehicle for repairs undertaken prior to the date of Closing and not accurately reflected or omitted in the repair orders delivered by Stratford pursuant to Section
         3.10 below or otherwise disclosed in writing by Stratford prior to Closing. In the event of such a rejection by the Chrysler Corporation, Stratford shall be required to purchase said rejected Accepted Vehicle pursuant to the terms and conditions of the Dollar Fleet Lease Program under which such Accepted Vehicle was previously leased to Stratford. In the event that Stratford fails to pay the purchase price for such rejected Accepted Vehicles upon fifteen (15) days' prior written demand by Dollar, Dollar may offset the purchase price against the Holdback Amount. Dollar shall execute any document, agreement or instrument to evidence conveyance of title to such rejected Accepted Vehicle, from Dollar to Stratford, upon the return of such rejected Accepted Vehicle to a location designated by Stratford within the County of Maricopa. Provided further, that in the event an audit by the Chrysler
         Corporation of the preventive maintenance records of an Accepted Vehicle, performed subsequent to the Transfer Date for an Assigned Vehicle, results in the Chrysler Corporation rejecting such Accepted Vehicle by reason of deficiencies existing prior to Closing, Stratford shall be obligated to purchase such rejected Accepted Vehicle as set forth above.

3.4 Vehicle Mileage. Stratford shall turn back all Leased Vehicles with mileage in excess of 29,950 miles as of the date of Closing.

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3.5      Arbitration.  In the event that the parties dispute a Vehicle Condition
         Report, and fail to agree as to any such damages, then the amount of damage to a Vehicle shall be determined by ITS Fleet Damage Appraisal
         (ITS). Should a ITS inspection be necessary, Dollar and Stratford shall each pay one-half (1/2) of the inspection fee.

3.6 Product Promotion Allowance ("PPA") and In Service Retention Bonus ("ISRB"). Stratford shall be paid the ISRB for each Accepted Vehicle which is eligible for ISRB in accordance with Dollar's 1998 Fleet Lease Program. ISRB shall not be paid for any Accepted Vehicle which is not eligible. Remaining PPA funds for all Accepted Vehicles shall also be paid to Stratford without limitation as to eligibility.

3.7 Vehicle Sales Taxes and Tag Costs. Dollar shall be responsible for and shall pay to Stratford its prorated portion of the tag expenses and taxes for each Accepted Vehicle. The proration shall calculated on a per diem basis and based on ten (10) months for each Accepted Vehicle (the "Tag Proration Lease Term"), with Dollar being responsible for expenses associated with the portion of the Tag Proration Lease Term that follows the Closing.

3.8 Post-Closing Return of Vehicles Not Assumed or Not Accepted by Dollar. Stratford shall take delivery of any Leased Vehicle not assumed or accepted by Dollar within seventy-two (72) hours of notice by Dollar. Dollar shall have no responsibility for damage or loss to any such returned vehicle except in the event of gross negligence or willful misconduct on the part of Dollar.

3.9 Removal of Fleet. Vehicles not under the Master Lease Agreement and Leased Vehicles not accepted by Dollar as provided above in Section 3.1 shall be immediately removed from the Service Facility.

3.10 Leased Vehicles Under Repair. Notwithstanding any other provision herein to the contrary, including but not limited to section 3.1 above, if a Leased Vehicle is in the body shop or undergoing other repairs or maintenance at the time of Closing, then the inspection as to such Leased Vehicle shall be deferred until the repair work is completed. Stratford shall remain solely liable and responsible for any bills owing to the vehicle repairer. Stratford shall make such Leased Vehicles available for inspection not later than 30 days after Closing or such Leased Vehicles shall be deemed as rejected. Provided further, at the time of inspection, Stratford shall provide written evidence to Dollar that such bills have been paid in full and otherwise released.

3.11 Vehicle Records. Stratford shall deliver all repairs orders as to Accepted Vehicles to Dollar at the time the Accepted Vehicles are delivered to Dollar.

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                  4. PROCEDURES AND COVENANTS PENDING CLOSING;
                              ENVIRONMENTAL MATTERS

4.1 Due Diligence. Dollar acknowledges that Stratford provided Dollar with a copy of that certain Phase I and Phase II Assessment dated September 11, 1998 as prepared by Dominion Environmental Consultants, Inc., including as an attachment thereto, a copy of a letter from the Arizona Department of Environmental Quality ("ADEQ") dated March 2, 1998 and addressed to Mr. Douglas Mitchell, advising that the ADEQ was requiring no further action in connection with a reported release of hydrocarbons that occurred on or about April 24, 1993 prior to the execution of this Agreement. Subsequent to the execution of this Agreement, Dollar shall be allowed to continue to perform environmental due diligence procedures it considers necessary to determine the extent of any hydrocarbons or other contaminants which may, as of the Closing, exist in the soil and/or the groundwater at the Service Facility, and the properties under the Contracts and the Sublease, which procedures may include, without limitation, Phase I and Phase II assessments; tank and line tightness tests; soil and/or groundwater sampling for hydrocarbons and other contaminants. Such sampling may include, but only with the prior written consent of Stratford, the drilling of boreholes around the tank pit or other locations, to groundwater or impenetrable strata, or the sampling of existing groundwater wells, if any, or both. Any testing undertaken by Dollar shall be conducted at the sole expense of Dollar. The results of all such testing and inspections by Dollar shall be kept confidential by Dollar unless otherwise required to be reported in accordance with applicable laws, and rules and regulations promulgated thereunder.

4.2 Affirmative Covenants of Stratford. Stratford covenants and agrees that so long as this Agreement remains in full force and effect, from the date hereof to the Closing, Stratford will: (i) carry on the Business in the ordinary course and observe good and acceptable business practices and maintain books, accounts and records in the usual, regular and ordinary manner; (ii) maintain the Assets in good operating condition and repair, ordinary wear and tear excepted; (iii) maintain and preserve its business organization and its relationships with employees, customers, lessors, lenders, vendors, concession grantors, suppliers and others having business relationships with Stratford the failure of which would materially, adversely affect the Assets, the Contracts, Airport Agreement No. 55632, as amended , the Sublease or the Business; (iv) perform and timely pay all of its obligations under the Contracts, the Sublease, the Airport Agreement No. 55632, as amended, and with respect to any Leased Vehicle under repair as set forth in Section 3.10 above; (v) maintain in full force and effect all insurance now in effect covering the Assets or the Business; (vi) promptly give notice to Dollar of any claim or litigation, threatened or instituted, or any other adverse event or occurrence involving or affecting any of the Assets, the Contracts, the Sublease or the Business; (vii) comply with or cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies materially affecting or relating to the

         Assets, the Contracts, the Sublease or the Business, including without limitation, compliance with all applicable bulk sales laws, if any apply, and subject to Section 10.2, the timely giving of all required WARN or similar notices related to the cessation of Stratford's operation of the Business or closure of such business to Stratford's employees; and (viii) promptly advise Dollar in writing of any material adverse change or the occurrence of any event which involves any substantial possibility of a material adverse change, in the condition (financial or other) of the Assets, the Contracts, the Sublease or the Business.

4.3 Negative Covenants of Stratford. Stratford covenants and agrees that so long as this Agreement remains in full force and effect, from and after the date hereof until the Closing, without Dollar's prior written consent, which may be given or withheld in Dollar's sole determination, Stratford will not: (i) take or permit any action that would materially and adversely affect the Business, Assets, the Contracts, the Sublease, taken as a whole; (ii) sell or transfer any of the Assets, other than in the ordinary course of business, or permit or allow any of its Assets or leasehold interests under the Contracts and the concession rights under the Sublease to become subject to any lien (except by operation of law where the amount is not due), mortgage, option, pledge, security interest or other claim or encumbrance of any kind or character; (iii) modify the Contracts or any existing lease, contract, commitment or other agreement relating to the Assets or Business, except as provided herein; (iv) conduct negotiations with other parties for a sale of the Assets or the Business except for transactions contemplated by this Agreement; (v) grant any increase in compensation other than normal merit increases consistent with Stratford's general prevailing practices to any officer or employee who may foreseeably become an employee of Dollar following the Closing or enter into or amend or alter any collective bargaining agreement; (vi) amend, terminate or waive any material right with regard to the Assets or the Contracts Lease; (vii) make or commit to make any capital expenditure, capital addition or capital improvement involving the Assets; (viii) make any loans to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with any officer, director, shareholder, an affiliate under common control with Stratford or any entity in which any of the foregoing has an interest and which would materially, adversely affect the Assets, the Contracts, the Sublease or the Business, except for transactions contemplated by this Agreement; or (ix) do or omit to do any act, or permit any act or omission to act, which would cause a material breach of any representation, warranty, agreement or covenant made by Stratford herein or would materially, adversely affect the Assets, the Contracts, the Sublease or the Business.

4.4 Audit by City of Phoenix. Upon the execution of this Agreement, Stratford shall contact the City of Phoenix ("Airport") to request that the Airport either: (i) conduct an audit as to Stratford's operations for any un-audited period prior to the date of Closing or (ii) issue a letter of estoppel in form and substance reasonably acceptable to Dollar and without limitations or qualifications, in the favor of Dollar. In the event that the Airport does not conclude the audit or issue the letter of estoppel prior to Closing, the Holdback Amount shall, for a period of one (I) year pursuant to Section 2.5 above or until any prior delivery of such audit or estoppel letter to Dollar, additionally secure any claims for underpaid concessions which the audit by the Airport may disclose subsequent to the Closing. Dollar agrees to provide reasonable assistance to Stratford in connection with dealing with the Airport. Stratford shall also: (i) provide the September monthly statement of gross receipts due twenty (20) days after the Closing and (ii) within thirty (30) of Closing, provided a certified statement of gross receipts through the date of closing as required by
         Section IIIJ of Airport Agreement No. 56632, as amended.

4.5 Closing Statement. Three (3) days prior to the Closing, Dollar shall prepare and forward to Stratford a draft closing statement showing the Purchase Price, the Holdback Amount, the sales tax holdback set forth in Sections 2.6.2, outstanding and estimated amounts payable to Dollar (including amounts payable to the Airport) or Stratford through the date of Closing under the License Documents and other adjustments or offsets as herein permitted.

                            5. CONDITIONS TO CLOSING

5.1 Conditions Precedent to Dollar's Obligations. All of the obligations of Dollar under this Agreement are subject to the fulfillment of each of the following conditions by Closing, unless otherwise shown below, any one or more of which may be waived by Dollar as a condition to Closing:

         5.1.1 Representations, Warranties and Covenants. Each and every representation and warranty of Stratford contained in this Agreement or in any certificate, exhibit, schedule or other document executed and delivered by a Stratford in connection herewith, shall be true and correct when made and shall be true and correct at Closing as though such representation and warranty had been made on the Closing date, and Stratford shall have performed all covenants and agreements on its part required to be performed and shall not be in default under any of the provisions of this Agreement at Closing.

         5.1.2    No Material  Adverse  Change.  Between the date hereof and the
                  Closing: (i) no damage to or destruction of the Assets which would constitute a materially adverse change in the condition of the Assets shall have occurred; (ii) no event shall have occurred or failed to occur as a result of which performance by Dollar of the Contracts would be materially more burdensome; and (iii) no materially adverse change in any Business shall have occurred.

         5.1.3 Third Party Consents. Stratford shall have provided Dollar with all necessary consents or waivers by the lessors under those of the Contracts which are material, in a form reasonably satisfactory to Dollar, to the transaction contemplated by this Agreement.

         5.1.4 No Actions or Proceedings. No action, proceeding, investigation, regulation or litigation shall have been instituted or threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which, in the reasonable judgment of Dollar, would have a materially adverse effect on the Assets, the Contracts, the Sublease, taken as a whole, in the hands of Dollar following the Closing.

         5.1.5 Approvals. All authorizations, consents, permits and approvals of any governmental or public unit, agency, body, authority or other person or entity necessary for the valid consummation of the transactions contemplated by (and other compliance with or performance under) this Agreement of Dollar shall have been obtained by Dollar.

         5.1.6 Board of Directors and Shareholder Approval. No later than 5:00 p.m. (Phoenix time) on September 30, 1998, the directors and shareholders of Stratford shall have approved, in accordance with the charter documents and bylaws of Stratford and applicable law, without exercise of any appraisal or dissenter's rights, the transactions contemplated by this Agreement. Further, the Shareholder shall have approved the disposition of its ownership interest in Stratford by all appropriate corporate action, including any applicable compliance with the Securities Exchange Act of 1934. No later than 5:00 p.m. (Tulsa time) on September 25, 1998 the directors of Dollar shall have approved, in accordance with the charter documents and bylaws of Dollar and applicable law, the transactions contemplated by this Agreement.

         5.1.7 No Liens. All of the Assets shall be free and clear of any liens, mortgages, security interests or other encumbrances. Any Contracts which have been pledged or otherwise used as collateral by Stratford for any financing have been released and are not subject to any security interest by any lender of Stratford or an affiliate of Stratford. The conditions of this
                  Section 5.1.7 may be satisfied as specified in Section 6.1.2 below.

         5.1.8 Payment Obligations. Stratford shall have paid Dollar all monies then due and owing by Stratford to Dollar through the date of Closing under the License Documents. If the amounts due and owing cannot be ascertained at Closing, Stratford shall pay Dollar an amount estimated by Dollar to be due. Such estimated amount paid shall be reconciled by the parties at such time as the actual amounts can be determined.

         5.1.9 Performance. Stratford shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.2 Conditions Precedent to Stratford's Obligation. All of the obligations of Stratford under this Agreement are subject to the fulfillment of each of the following conditions by Closing, unless otherwise shown below, any one or more of which may be waived by Stratford as a condition to Closing:

         5.2.1 Representations and Warranties. Each and every representation and warranty of Dollar contained in this Agreement shall be true and correct when made and shall be true and correct at Closing as though such representation and warranty had been made on the Closing date, and Dollar shall have performed all covenants and agreements on its part required to be performed and shall not be in default under any of the provisions of this Agreement at Closing

         5.2.2 Performance. Dollar shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         5.2.3 No Actions or Proceedings. No action, proceeding, investigation, regulation or litigation shall have been instituted or threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which, in the reasonable judgment of Stratford, would have a materially adverse effect on Dollar's ability to consummate the transaction contemplated by this Agreement.

         5.2.4 Approvals. All authorizations, consents and approvals of any governmental or public unit, agency, body, authority or other person or entity necessary for the valid consummation of the transactions contemplated by (and other compliance with or performance under) this Agreement shall have been obtained.

                            6. PROCEDURES AT CLOSING

6.1 Closing Deliveries by Stratford. At the Closing, Stratford shall deliver or cause to be delivered to Dollar the following:

         6.1.1 Documents. The Bill of Sale, the Assignment and Assumption Agreement, the Lease Agreement, the Stratford Release, the termination of the License Documents.

         6.1.2 Assurances, Consents and Releases. Appropriate assurances as to the Assets and the material Contracts relating to substitution of parties, consents to assignment and transfer, for the Contracts, from the other parties thereto, releases or termination statements of all mortgages, deeds to secure debt, deeds of trust, security interests, pledges, liens and other charges, encumbrances or adverse claims against or secured by the Assets or the Contracts, from the holders of such liens, sufficient in the reasonable determination of Dollar to release all such liens, encumbrances and adverse claims, and
                  (ii) any  Clearance  Certificate,  subject  to  Section  2.6.3 above. It shall be sufficient for purposes of Closing for Dollar to have received a pay-off letter, at least two (2) days prior to the Closing, from the holder of any lien on any of the Assets setting forth the agreement of such holder to release such lien upon receipt of the amount specified in letter. Stratford agrees that Dollar may deduct the pay-off amount contained in any such letters from amounts payable at Closing to Stratford and Dollar shall pay such pay-off amounts directly to the holder of such liens pursuant to the terms of the pay-off letters, if any.

         6.1.3 Certificates. Certificates dated as of the Closing and executed by the President of Stratford, in such capacity and on behalf of Stratford (i) stating that the representations of Stratford in the Agreement are true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date and that the covenants and agreements to be performed or complied with Stratford prior to or at the Closing have been performed and complied with; (ii) certifying the corporate action of Stratford as represented and warranted herein and certifying that all such action is still in full force and effect and that it is all the action adopted in connection with the transactions contemplated by this Agreement, including a certification as to the text of such corporate action; and (iii) setting forth the names and titles of the officers of Stratford executing this Agreement and the other agreements, instruments and documents executed and delivered by Stratford pursuant to this Agreement, the signatures of such officers and the seal of Stratford; and with the signature and title of the president certified by another officer of Stratford.

         6.1.4 Governmental Certificates. Certificates of corporate and tax good standing for Stratford from the Secretary of State or other appropriate official of the State of Arizona, dated no earlier than thirty (30) days before the Closing, together with a certificate of no taxes due issued by Arizona taxing authorities, subject to Section 2.6.2 above.

         6.1.5 Telephone Agreements. Assignment of Stratford's rights to published telephone numbers (not including DID phone numbers 224-2300 through 224-3898) and directory advertising for the Business, and compliance with licensee cessation of business requirements as reflected in the License Documents.

         6.1.6 Foreign Person Affidavit. An affidavit from Stratford and any other party or parties required pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and any regulations relating thereto, stating under penalty of perjury
                  (i) that  Stratford is not a "Foreign  Person,"  (ii) the U.S.
                  taxpayer identification number of Stratford and any other party, and (iii) such other information as may be required by any regulations promulgated in connection with said Section 1445.

         6.1.7 Documents Requested by Dollar. Such other documents as shall be reasonably required or necessary to consummate the transactions contemplated by this Agreement and the exhibits as may be reasonably requested by Dollar.

         6.1.8 Certain Records of Business. Any customer lists, vehicle rental agreements, surveys, as-built drawings and blueprints and other documents of the Business. If the actual documents cannot be transferred, Stratford shall permit Dollar access to the same.

         6.1.9 Repair Records. Stratford shall deliver all repairs orders as to Accepted Vehicles at Closing, to Dollar, pursuant to
                  Section 3.9.

6.2 Closing Deliveries by Dollar. On the Closing Date, Dollar will deliver to Stratford the following:

         6.2.1 Purchase Price. Payment of the Purchase Price, by wire transfer, subject to any holdbacks, outstanding or estimated amounts payable to Dollar through the date of Closing under the License Documents and other adjustments or offsets as herein permitted, plus all other amounts owed to Stratford under this Agreement at Closing.

         6.2.2 Documents. The Assignment and Assumption Agreement, the Lease Agreement, the termination of the License Documents and the Dollar Release.

         6.2.3 Certificates. Certificates dated as of the Closing and executed by the President or a Vice President of Dollar (i) stating that the representations of Dollar in the Agreement are true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date and that the covenants and agreements to be performed and complied with by Dollar prior to or at the Closing have been performed and complied with;
                  (ii) certifying the corporate action of Dollar as represented and warranted herein and certifying that all such action is still in full force and effect and that it is all the action adopted in connection with the transactions contemplated by this Agreement, including a certification as to the text of such corporate action; and (iii) setting forth the names and titles of the officers of Dollar executing this Agreement and the other agreements, instruments and documents executed and delivered by Dollar pursuant to this Agreement, the signatures of such officers and the seal of Dollar; and with the signature and title of the president certified by another officer of Dollar.

         6.2.4 Documents Requested by Stratford. Such other documents as shall be reasonably required or necessary to consummate the transactions contemplated by this Agreement and the exhibits as may be reasonably requested by Stratford.

         6.2.5 Return of Letter of Credit. At Closing, Dollar shall return that certain Irrevocable Standby Letter of Credit No. SB10011264 issued by Imperial Bank, to and in favor of Dollar, as amended June 30, 1998.

                             7. POST-CLOSING EVENTS

7.1 Post-Closing Events. Following Closing, the parties will continue to comply with the terms of this Agreement, and all exhibits hereto and will cause the following events, among others, to occur:

         7.1.1 Post-Closing Reconciliation. Ninety (90) days following the Closing, the parties shall reconcile all post-Closing obligations or liabilities arising hereunder or under the License Agreement and related and collateral documents executed in connection therewith, including but not limited to: (i) the purchase price for the Gasoline Inventory and Maintenance Inventory; (ii) estimated prepayments, including concessions and airport rent, paid in accordance with Sections
                  2.4 and 2.8 and  reconciled to actual amounts due and payable;
                  (iii) unpaid revenues payable to Stratford on Open Rental Contracts; (iv) fleet liabilities, including but not limited to the Damage Costs for Accepted Vehicles, prorated vehicle sales taxes and tag costs, ISRB and PPA, and all other amounts due Stratford unfer the Master Lease Agreement but excluding the purchase price of Accepted Vehicles rejected by the Chrysler Corporation pursuant to Section 3.3; (v) system fees;
                  (vi) tour vouchers; (vii) travel agent commissions; (viii) reservation fees; (ix) inter-city credits or payments; (x) v.i.p. rates; and (xi) goodwill certificates (collectively, the "Reconciliation"). The Reconciliation shall be in writing and signed by each of the parties hereto. Any charges listed in subsection (i) through (xi) above that become due and payable subsequent to the Reconciliation and were unknown or not discovered until subsequent to the Reconciliation shall be forever barred for presentment and payment.

         7.1.2 Post-Closing Efforts. In the event Dollar waives the requirement for any consent, estoppel or other assurances to be provided by a Stratford hereunder and permits the Closing to occur, Stratford shall use diligent good faith efforts to obtain same after the Closing and will deliver any such consents obtained to Dollar.

         7.1.3 Examination of Books. For a period of two (2) years after the Closing, Stratford shall retain its books and records relating to the Business prior to Closing. Upon the reasonable request of Dollar, Stratford shall make such books and records available to Dollar for examination, review and copying, during regular business hours and without interfering with the business of Stratford.

         7.1.4 Cooperation. Stratford shall reasonably cooperate and assist Dollar with the transition of the Assets and the Business. Dollar agrees that it shall continue to maintain at least one computer terminal at each rental location, including the Service Facility, utilizing the Orion software, subsequent to the Closing and, at Dollar's cost, to process Open Rental Agreements and the check-in of vehicles subsequent to Closing. For a reasonable period of time not to exceed thirty (30) days from Closing, unless otherwise agreed by representatives of Dollar and Stratford, Dollar shall provide adequate space and access to representatives of Stratford at the Service Facility to process DBRs, the coding for payment of pre-Closing payables and other post-Closing processes. Should such representatives be employees of Stratford, Dollar will discuss employment opportunities with such employees, provided such opportunities exist subsequent to Closing. Dollar makes no promise or agreement to offer employment to such Stratford employees. Stratford shall, for a period of fifteen (15) days subsequent to the Closing, provide continuing phone service, including voice mail, auto-attendant and other functions now provided to the Business through the Legend phone system, as enhanced, to Dollar, at no cost or charge to Dollar.

         7.1.5 Mail. Dollar may open mail addressed to Stratford strictly for the purpose of determining whether such mail relates to the Assets or the Business. Any other such mail will be promptly delivered to Stratford or arrangements for periodic pick-up by Stratford or its designated representative. Dollar shall promptly transfer any cash or other property which Dollar may receive with respect to the Excluded Assets or liabilities not assumed by Dollar hereunder at Closing. For the purposes of opening mail, Stratford will be deemed at Closing to appoint Dollar its attorney-in-fact with authority to open mail addressed to Stratford.

         7.1.6 Clearance Certificate. Upon Closing, Stratford shall contact the appropriate Arizona tax collecting agency to request that the agency either: (i) conduct an audit as to Stratford's sales tax returns for any unaudited period prior to and including the date of Closing or (ii) take whatever action is necessary in order to issue a Clearance Certificate. Stratford
                  shall   diligently   pursue  the
                  issuance of a Clearance Certificate. Upon issuance and presentation to Dollar, Dollar shall immediately release the balance of those monies held in accordance with Section 2.6.2 and not otherwise paid to the tax collecting agency or wire transferred to Stratford pursuant to Section 2.6.2 above.

         7.1.7 Post-Closing Consents. Any consents or waivers by the lessors or other third parties under non-material Contracts (and thus not required as conditions of Closing) shall be obtained by Stratford, at its sole cost, and provided to Dollar, within ninety (90) days after Closing (or any prior time when such lessor or other party declares a default under such Contract by reason of the assignment thereof to Dollar or otherwise seeks to enforce any remedies thereunder for such reason). If any such consent is not obtained within such time, Dollar, at its option, may revoke its assumption of the applicable Contract, in which event the machinery or equipment covered thereby shall be immediately removed by Stratford and Stratford shall indemnify and hold Dollar harmless from any liability under such Contract.

                 8. REPRESENTATIONS AND WARRANTIES OF STRATFORD

8.1 Representations and Warranties of Stratford. Stratford represents and warrants to Dollar on the date of this Agreement and again on and as of the Closing, as follows:

         8.1.1 Status. Stratford is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona.

         8.1.2 Powers, Authorization; Binding Nature. With respect to this Agreement and any other agreements, certificates, instruments and documents executed and delivered (or to be executed and delivered) by Stratford or its officers pursuant to this Agreement (such agreements, certificates, instruments and documents being the "Stratford Delivered Agreements"): (i) Stratford has the power and authority to execute and deliver this Agreement and Stratford Delivered Agreements and to consummate the transactions contemplated by them and otherwise to comply with or perform its obligations under this Agreement and Stratford Delivered Agreements; (ii) the execution and delivery by Stratford of this Agreement and Stratford Delivered Agreements and the consummation by Stratford of the transactions contemplated by them have been duly authorized by all necessary action on the part of Stratford in compliance with Stratford's articles or certificate of incorporation, as amended, if applicable, its bylaws, as amended, if applicable, and applicable law; (iii) this Agreement and Stratford Delivered Agreements constitute valid and binding agreements of Stratford that are enforceable against Stratford in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and the discretion of the courts in granting equitable remedies; and (iv) the other transfer and assumption instruments included in Stratford Delivered Agreements effectively convey to, and vest in, Dollar the Assets and the Contracts.

         8.1.3 Absence of Violations or Conflicts. The execution and delivery by a Stratford of this Agreement and the consummation by Stratford of the transactions contemplated herein and therein, including all Stratford Delivered Agreements (i) will not constitute a violation of, be in conflict with, constitute a default under or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim in, upon or with respect to the Assets or the Contracts under
                  (a) any term or provision of the articles or certificate of incorporation, as amended, or bylaws, as amended, of Stratford, (c) any agreement, commitment or understanding to which Stratford is a party or to which Stratford, the Assets or the Contracts are subject or bound, (d) any judgment, decree or order of any court or governmental agency or (e) any statute, law, rule, regulation, release or other official pronouncement binding on Stratford or the Assets; and (ii) will not create or cause the acceleration of the maturity of any liability of Stratford.

         8.1.4 Taxes. Stratford has filed all income tax returns, all real and personal property tax returns required to have been filed, all sales tax returns or reports required to have been filed and has paid all taxes as shown on said returns, all assessments received by it and all amounts due any governmental authority to the extent that such taxes, assessments and amounts have become due, including but not limited to sales and excise taxes, where the failure to so file or to pay any such taxes would have an adverse effect on Dollar as purchaser of the Assets.

         8.1.5 No Governmental Consents Required. Except for any consent required for the transfer of the City of Phoenix Airport Agreement No. 55632, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or public unit, agency, body or authority on the part of Stratford is required in connection with the execution and delivery of, consummation of any transaction contemplated by, or performance of or compliance with its obligations under this Agreement or Stratford Delivered Agreements.

         8.1.6 Absence of Material Change. Stratford has operated in the ordinary course of business and without limiting the foregoing, since the same date there has not been: (i) any change in the Assets of Stratford other than changes in the ordinary course of business, none of which has been materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets; (iii) any sale, transfer, lease, removal or other disposition of any of the Assets, except for transactions in the ordinary course of business; (iv) any waiver, compromise or other settlement by Stratford of any its rights under the Contracts; (v) any strike or other work stoppage or slow down or threat thereof, or any loss of employees or any event or condition of any character relating to the employees of Stratford that materially and adversely affects the Assets or Business; or (vi) any other material contract or commitment entered into by Stratford other than contracts or commitments entered into in the ordinary course of business.

         8.1.7 Owned Properties. Exhibit 1.2.1 sets forth a complete and accurate list of all material items of Personal Property, Equipment and Fixtures used in the Business.

         8.1.8 Leased Properties. Except for the Contracts and the Sublease, there are no other agreements, written or oral leases, subleases or rental agreements (and any related contract, agreement, commitment, undertaking or understanding and all amendments, modifications and supplements thereof) pursuant to which Stratford leases, subleases or rents any real or personal property that is used in the operation of the Business.

         8.1.9 Title. Stratford has good and marketable and fee simple title to its Assets, free and clear of any contract of sale, mortgage, deed to secure debt, deed of trust, pledge, lien, security interest, restriction, encumbrance, easement, covenant, lease, rental, or charge or claim whatsoever.

         8.1.10 Condition of Properties. THE REPRESENTATIONS AND WARRANTIES OF STRATFORD IN THIS AGREEMENT RELATING TO THE ASSETS ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, OF STRATFORD PERTAINING THERETO. EXCEPT AS PROVIDED IN THIS AGREEMENT, THE PERSONAL PROPERTY, EQUIPMENT AND
                  FIXTURES COMPRISING THE ASSETS WILL BE CONVEYED BY STRATFORD TO DOLLAR "AS IS, WHERE IS", WITHOUT RECOURSE AND WITHOUT REPRESENTATION OR WARRANTY EXCEPT AS TO TITLE, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, STRATFORD MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS OF SAME. Except as set forth on Exhibit 8.1.10 attached hereto, the leasehold interests under the Contracts to be transferred to Dollar or which will revert to Dollar upon termination shall include all rights of ingress and egress over public rights-of-way; (ii) all necessary surface water drainage, sewer and other utility services are available to all such locations through facilities located in public rights-of-way or valid and existing private easements, (iii) Stratford has not received notice of and has no knowledge of, and to the knowledge of Stratford there is no basis for, any dispute with any real lessor of the Contracts or the owner of any property subject to a Contract, nor are there pending lease rental renegotiations; (iv) Stratford has not received notice of and has no knowledge of, and to the knowledge of Stratford, there is no basis for any dispute with the Airport, nor are there pending any renegotiations with the Airport; (v) Stratford is not (a) to Stratford's knowledge, in violation of any applicable building, zoning, anti-pollution, environmental, health, safety or other law, ordinance or regulation in respect of any of the Assets or the real property covered by the Contracts (i) in any respect that involves a hazardous substance (as such term is defined in 42 U.S.C. ss.9601 (14)), or a "recognized hazard" (as such term is used under the Occupational Safety and Health Act of 1970), or (ii) in any other material respect, or (b) in receipt of any current notice alleging such a violation; (vi) there has been no "release" (as such term is defined in 42 U.S.C.ss.9601
                  (22)) by Stratford or, to the knowledge of Stratford, by any predecessor in title to Stratford, of any "hazardous substance", or any petroleum or petroleum derived product from or upon any Assets or any Business location, whether owned, operated or leased by Stratford; (vii) there are no non-conforming uses, zoning or building code variances, or any other use restrictions or special permits not set forth in the local zoning laws and building codes with respect to any of the real property and improvements included in the Assets or any Business locations; and (viii) Stratford has not received notice of and has no knowledge of, and to the knowledge of Stratford, there is no basis for (a) any pending or contemplated condemnation, eminent domain or re-zoning proceeding affecting any of the Assets or Business location under the Contracts, (b) any outstanding requirements or recommendations by fire underwriters or rating boards or any insurance companies or holders of any mortgages or other security interests requiring or recommending any repairs or work be done with reference to any of the Assets or Business.

         8.1.11 Third Party Use. None of the Assets is in the possession of, owned by or otherwise entitled to be used by any person other than Stratford.

         8.1.12 General. Stratford has delivered to Dollar, true and accurate copies of the Contracts.

         8.1.13 Status of the Contracts and the Sublease. (i) Stratford nor, to the knowledge of Stratford, any other party, is in default in connection with the Contracts or the Sublease; (ii) no act or event has occurred which, with notice or lapse of time or both, constitutes a default under the Contracts or the Sublease with respect to Stratford or, to the knowledge of Stratford, any other parties; (iii) subject to obtaining the consents to the transfer to Dollar contemplated by this Agreement, there is no basis for any claim or default under the Contracts or the Sublease with respect to Stratford or, to the knowledge of Stratford, any other party; (iv) to the knowledge of Stratford, there is no outstanding notice of cancellation or termination in connection with the Contracts or the Sublease; (v) the Contracts and Sublease are valid, binding and enforceable agreements of Stratford obligated thereto and, to the knowledge of Stratford, of the other party thereto (except as enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights and principles of equity), which is in full force and effect in accordance with its terms and will not be affected by, or require the consent of any other party to, the transactions contemplated by this Agreement; (vi) Stratford has not received any prepayments for services to be rendered or products to be delivered after the Closing with respect to which Dollar would be obligated to perform; (vii) there is no existing dispute involving the Contracts or the Sublease;
                  (viii) no party has any existing right of offset with respect to the Contract or the Sublease, nor is there any condition or state of facts in existence which with the passing of time or giving of notice or both would result in any such right of offset; and (ix) there are no security deposits posted in connection with the Contracts or the Sublease not otherwise previously disclosed to Dollar.

         8.1.14 Labor Relations. Stratford is in compliance in all material respects with all federal, state and other governmental laws respecting employment and employment practices, terms and conditions of employment, wages and hours, accommodating disabilities, occupational safety and health, and has not engaged in any unfair labor practice. There is no collective bargaining agreement which is binding on Stratford.

         8.1.15 Employee Benefit Plans. At no time has Stratford been required to contribute to any "employee benefit plan" or a "multi-employer plan," as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or incurred any withdrawal liability within the meaning of Section 4201 of ERISA.

         8.1.16 Litigation and Proceedings. No action, violation, proceeding, investigation, regulation or litigation shall has been instituted or threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which would have a materially adverse effect on the Assets, the Contracts or the Business, taken as a whole.

         8.1.17 Compliance with Laws. Stratford is in compliance with all applicable laws, ordinances, statutes, rules, regulations, judgments, consent decrees and orders promulgated by any federal, state or local governmental body or agency relating to the operation of the Assets and the Business.

         8.1.18 Permits. Exhibit 8.1.18 attached hereto sets forth a complete and accurate list of all required or necessary occupancy certificates, licenses and permits in connection with the ownership, possession, use or occupancy of any of the Assets, Contracts or operation of the Business. All such certificates, licenses and permits are in full force and effect, and

                  Stratford  is in full  compliance  with the terms  respectable thereof. Except as set forth on Exhibit 8.1.18, such certificates, licenses and permits are the only ones required for such ownership, possession, use or occupancy of the Assets, Contracts, Sublease or such operation of the Business.

         8.1.19 Brokers and Finders Fees. Neither Stratford nor anyone acting on Stratford's behalf will claim or be owed any commission, broker's fee, finder's fee or investment banking fee based upon the sale of the Assets or Business or other similar compensation in connection with the transactions contemplated by this Agreement for which Dollar will have any obligation.

         8.1.20 Full Disclosure. No representation or warranty by Stratford in this Agreement or other statement in writing or exhibit, schedule or certificate furnished or to be furnished to Dollar by or on behalf of Stratford in connection with the transactions thereby contemplated contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. There is no fact known to Stratford that materially adversely affects the Assets, the Contracts, the Subleases or Business which has not been disclosed in the Agreement or in the exhibits, schedules or certificates furnished or to be furnished to Dollar by or on behalf of Stratford in connection with the transactions thereby contemplated.

                   9. REPRESENTATIONS AND WARRANTIES OF DOLLAR

9.1 Representations and Warranties of Dollar. Dollar hereby represents and warrants to Stratford on the date of this Agreement and again on and as of the Closing, as follows:

         9.1.1 Status. Dollar is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is qualified and in good standing in the State of Arizona.

         9.1.2 Powers; Authorization; Binding Nature. With respect to this Agreement and any other agreements, certificates, instruments and documents executed and delivered (or to be executed and delivered) by Dollar or its officers pursuant to this Agreement (such agreements, certificates, instruments and documents being the "Dollar Delivered Agreements"): (i) Dollar has the power and authority to execute and deliver this Agreement and Dollar Delivered Agreements and to consummate the transactions contemplated by them and otherwise to comply with or perform its obligations under this Agreement and Dollar Delivered Agreements; (ii) the execution and delivery by Dollar of this Agreement and Dollar Delivered Agreements and the consummation by Dollar of the transactions contemplated by them have been duly authorized by all necessary action on the part of Dollar in compliance with Dollar's articles or certificate of incorporation, as amended, its bylaws, as amended, and applicable law; (iii) this Agreement and Dollar Delivered Agreements constitute valid and binding agreements of Dollar that are enforceable against
                  Dollar   in   accordance   with   their   terms,   except   as
                  enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and the discretion of the courts in granting equitable remedies; and (iv) the assumption instruments included in Dollar Delivered Agreements effectively obligate Dollar to perform the Contracts.

         9.1.3 Absence of Violations or Conflicts. The execution and delivery by Dollar of this Agreement and Dollar Delivered Agreements and the consummation by Dollar of the transactions contemplated herein and therein will not constitute a violation of or be in conflict with any agreement to which Dollar is a party or to which Dollar is subject or bound, under (i) any judgment, decree or order of any court or governmental agency or (ii) any statute, law, rule, regulation, release or other official pronouncement.

         9.1.4 No Governmental Consents Required. Except for customary qualification and obtaining permits and licenses necessary to conduct the Business, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or public unit, agency, body or authority on the part of Dollar is required in connection with the execution and delivery of, consummation of any transaction contemplated by, or performance of or compliance with its obligations under this Agreement or Dollar Delivered Agreements.

         9.1.5 Brokers and Finders Fees. Neither Dollar nor anyone acting on Dollar's behalf will claim or be owed any commission, broker's fee, finder's fee or investment banking fee based upon the sale of the Assets or Business or other similar compensation in connection with the transactions contemplated by this Agreement.

                              10. OTHER AGREEMENTS

10.1 Telephone Listing. Stratford agrees that on the date of Closing, Stratford's interest in and rights to use all published telephone numbers and all published listings applicable to the Business shall be transferred to Dollar and Dollar shall thereupon have full and exclusive right to use such numbers and listings.

10.2 Employees. Subject to Dollar's obligation to hire certain Stratford employees as discussed below, on the date of Closing, Stratford shall terminate the employment of all employees employed by Stratford in the conduct of the Business. Stratford shall be solely responsible to pay all salaries, wages, bonuses, additional compensation and like benefits including any termination, vacation, sick pay or other severance compensation and all taxes owed or obligated to be withheld by Stratford prior to Closing. Dollar shall offer employment to a minimum of ninety percent (90%) of Seller's existing workforce as of the day before Closing, each such employee subject to satisfying Dollar's internal employment criteria and qualifications, including drug testing. The parties acknowledge it is their mutual intent that Dollar hire a sufficient number of terminated Startford employees in connection with Dollar's business operations on or after the Closing and to avoid an employment loss or shutdown as defined in the Worker Adjustment and Retraining Notification Act ("WARN"). Dollar intends to discuss employment opportunities with all of Stratford's employees and Stratford agrees to make such employees available to Dollar for interviews upon Dollar's request. Dollar makes no promise or agreement to offer employment to any specific Stratford employee. Under no circumstances shall Dollar be deemed to have assumed any employment or benefit related liability to any of Stratford's employees by virtue of entering into this Agreement or conducting the Closing. Any Stratford employee who is hired by Dollar in connection with the transaction contemplated by this Agreement shall be afforded the opportunity to roll-over such employee's then existing account balance in Stratford's 401-K plan to Dollar's 401-K plan.

                              11. INDEMNIFICATIONS

11.1 Indemnification by Stratford. Without limiting any indemnities set forth in the License Documents from Stratford in favor of Dollar, Stratford shall be responsible for and shall indemnify and hold harmless Dollar, its parent, subsidiaries and affiliates, and their directors, officers, shareholders, employees and representatives, from and against any and all claims, losses, demands, costs, damage, penalties, fines, actions or causes of action, lawsuits, proceedings, damages or liabilities, whether known or unknown, and expenses, including all attorneys' fees and costs (collectively, the "Claims"), arising from: (i) the incorrectness or breach of any of the representations, warranties, covenants and agreements of Stratford contained in this Agreement or any Stratford Delivered Agreement: (ii) the assertion against Dollar of any liability (including parking tickets), claim, tax claim, obligation, or agreement of Stratford which is not expressly assumed by Dollar herein; (iii) the operation of the Business and use of the Assets prior to the Closing, including any conditions, incidents, circumstances or occurrences with respect to the Assets, exclusive of environmental conditions separately addressed in subsection (iv) as follows; (iv) environmental conditions, incidents, circumstances or occurrences arising or occurring prior to or on the Closing as to the property subject to: (a) the Contracts, (b) the Sublease, or (c) the Lease Agreement, from or related to any and all spills, leaks, releases and discharges of motor fuels, hydrocarbons, Hazardous Substances, as defined herein below or other contaminants, in connection with the use and operation of underground storage tanks, associated transfer lines, pumps, dispensers, tanks, other motor fuels equipment by Stratford, or unrelated operations conducted by Stratford, occurring above, on and/or below the surface (collectively, the "Environmental Conditions"); provided, however, that as to the property subject to the Lease Agreement, such property is subject to a recorded, restrictive covenant prohibiting the use of such property for residential uses (arising from prior hydrocarbon remedial measures undertaken by Stratford as directed by the governmental agency responsible to enforce applicable laws, rules and regulations governing the use and operation of underground storage tanks) and any Claims asserting that ownership or the right to use such property for residential uses is impaired or otherwise restricted in the future due to such recorded instrument shall be excepted from this indemnity; (v) the payment of any commission, brokerage or other fee arising from or based upon the transactions contemplated herein; (vi) with respect to any successor liability or similar theory, which would impose liability on Dollar for any aspects of Stratford's operations prior to Closing, but only to the extent that Dollar has not expressly assumed the same. As used herein the term "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under, defined by or regulated by any local, state or Federal laws, rules or regulations pertaining to environmental regulation, contamination or clean-up, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 7401, et seq.; and the publications, rules and regulations adopted and/or promulgated pursuant to said laws.

11.2 Indemnification by Dollar. Without limiting any indemnities set forth in the License Documents from Dollar in favor of Stratford, Dollar shall be responsible for and shall indemnify and hold harmless Stratford, its subsidiaries and affiliates, and their directors, officers, shareholders, employees and representatives, from and against any and all Claims arising from: (i) the incorrectness or breach of any of the representations, warranties, covenants and agreements of Dollar contained in this Agreement or any Dollar Delivered Agreement; (ii) the assertion against Stratford of any Claims occurring subsequent to the Closing as to the Contracts; or (iii) the operation of the Assets on or after the Closing, including any Environmental Conditions arising on or after the Closing.

11.3 Notice of Claim. The obligation of indemnity shall be extinguished unless the party claiming the right to be indemnified notifies the indemnitor, in writing, of facts which it believes are the basis for indemnification hereunder on or before the two (2) years' anniversary of the Closing; provided however, that notwithstanding the foregoing, no time deadline shall apply to any willful or intentional breach of or failure to comply with any representation, warranty, covenant or agreement in this Agreement. With respect to any Claim asserted by a third party against a party hereto, the party receiving such Claim shall deliver written notice and tender to the indemnifying party the right to defend against such Claim in the name of the indemnified party, within twenty (20) days of the assertion of such Claim by a third party, unless the time required to file a responsive pleading is sooner. The indemnified party shall reserve the right to participate in the defense of the Claim, at its own cost and expense, but under the direction of the indemnifying party.

                                 12. TERMINATION

12.1 Termination Rights. The obligations of Stratford and Dollar under this Agreement can be terminated and the transactions contemplated by it abandoned upon the following conditions, or when authorized under applicable law, with notice of termination to be furnished in writing:

         12.1.1 Pursuant to the mutual written agreement of Stratford and Dollar;

         12.1.2 By Dollar, if any of the conditions to its obligation to consummate the Closing are not satisfied, or waived by Dollar, as of November 1, 1998;

         12.1.3 By Stratford, if any of the conditions to its obligation to consummate the Closing are not satisfied, or waived by Stratford, as of November 1, 1998; or

         12.1.4 The failure of the Closing to have occurred for whatever reason by December 1, 1998 (unless extended by mutual written agreement of the parties), in which event the Agreement shall automatically terminate.

                                  13. REMEDIES

13.1 Remedies. In addition to the indemnity rights of Dollar and Stratford under Section 11 of this Agreement and remedies available under applicable law, Dollar and Stratford shall each have the following rights and remedies:

         13.1.1 Either party may recover money damages for breach of representations, warranties, covenants, agreements and indemnities after the Closing or for failure or refusal to close after satisfaction (or waiver by the party entitled to the satisfaction) of all conditions precedent to the obligation of both parties to the Closing.

         13.1.2 For failure or refusal to close after fulfillment by both parties of all their respective conditions to Closing, the enforcing party may seek specific performance of this
                  Agreement. A party may also seek specific performance for breach of a covenant or agreement hereunder. The parties irrevocably agree in the circumstances where specific performance is authorized hereunder that there is no adequate remedy available at law.

         13.1.3 Upon the breach of any representation, warranty, covenant or agreement by Stratford under this Agreement, Dollar may terminate this Agreement

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
                  whereupon the respective rights and liabilities of the parties with respect to the License Documents shall be subject to the terms of such agreements.

13.2 Non Exclusive. None of the foregoing rights or remedies shall be exclusive or in duplication of any other right or remedy under this Agreement, those available under applicable law, or the indemnity rights and remedies of Dollar and Stratford under Sections 11.1 and 11.2.

                             14. GENERAL PROVISIONS

14.1 Further Assurances. At any time and from time to time after the Closing, at the request of Dollar and without payment of any further consideration, Stratford agrees to execute, acknowledge and deliver all such further assignments, conveyances and transfer documents, in form and substance reasonably acceptable to Stratford, as reasonably may be requested by Dollar for the purpose of better assigning, conveying and transferring to Dollar, or reducing to Dollar's possession, any or all of the Assets or to enable Dollar to exercise and enjoy the rights and benefits with respect thereto. At any time and from time to time after the Closing, at the request of Stratford and without payment of any further consideration, Dollar agrees to execute, acknowledge and deliver all such further assumptions and documents, in form and substance reasonably acceptable to Dollar, and other assurances as reasonably may be requested by Stratford for the purpose of better evidencing the assumption by Dollar of the Assumed Liabilities.

14.2 Survival. The representations, warranties, covenants and agreements, as well as covenants and agreements to be performed after Closing, made by the parties in this Agreement or in any certificate, exhibit, schedule or other document executed and delivered by a party pursuant to, or in connection with, this Agreement shall expressly survive the Closing for a period of two (2) years, except as otherwise provided herein. No investigation made by Dollar or Stratford nor any disclosure made after the date of this Agreement shall affect the enforceability of, or the remedies available under this Agreement with respect to the breaches of, such representations, warranties, covenants, agreements and undertakings or their survival.

14.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of receipt, if served personally on the party to whom notice is to be given by actual in person delivery, including overnight courier delivery, or if sent by facsimile (confirmed by transmission receipt), telegraph or similar means of communication, or on receipt, refusal, or as of the first attempted date of delivery if unclaimed after mailing, when mailed to the party to whom notice is to be given, by certified U.S. mail, return receipt requested, postage prepaid and properly addressed as follows:

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
         To Stratford:              Stratford American Car Rental Systems, Inc.
                                    2400 East Arizona Biltmore Circle
                                    Building 2, Suite 1270
                                    Phoenix, Arizona  85016
                                    Attention:   Mel L. Shultz, President
                                    Facsimile:   602.955.3441

         With a copy to:            Ronald L. Ballard, Esq.
                                    Fennemore Craig
                                    3003 N. Central Ave., Suite 2600
                                    Phoenix, Arizona 85012-2913
                                    Facsimile: 602.916.5512

         To Dollar:                 Dollar Rent A Car Systems, Inc.
                                    5330 East 31st Street
                                    Tulsa, Oklahoma 74135
                                    Attention:   Gary L. Paxton, President and
                                                 Chief Executive Officer
                                    Facsimile:   918.669.3001

         Each party shall be entitled to specify a different person or address by giving notice as aforesaid to the other.

14.4 Entire Agreement. This Agreement, together with the other agreements contemplated hereby and the exhibits and schedules attached hereto, and as the exhibits and schedules may be amended or supplemented from time to time, constitute the entire agreement between the parties with respect to the subject matters hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, and may not be altered or amended except in writing signed by the parties hereto. No provision hereof is intended to confer upon any person or entity other than the parties hereto any right, benefit or privilege of the parties described hereunder.

14.5 Time of Essence; Computation of Time. In all matters under this Agreement, time is of the essence. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any federal holiday, the party exercising or discharging shall have until 5:00 p.m. its local time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

14.6 Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns; provided, however, that neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other, except Dollar may assign its rights and obligations to a subsidiary or lower tier subsidiary.

14.7 Applicable Law; Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Oklahoma. Each party hereto agrees that any legal action or proceeding against it and arising out of or relating to this Agreement, or any of the agreements contemplated hereby, shall be instituted in the United States District Court for the Northern District of Oklahoma. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such courts in any such action or proceeding as to the Agreement or any of the agreements contemplated hereby and waives any objections it may have with respect to such jurisdiction and venue therein. The foregoing shall not limit the rights of any party hereto to bring any legal action or proceeding or to obtain execution of judgment against any party in any appropriate jurisdiction.

14.8 Amendments. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted or modified in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalidated under applicable law or a court of competent jurisdiction, such provision shall be ineffective and severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

14.10 Expenses. Each party shall bear its own cost and expenses in connection with the negotiation, preparation and execution of this Agreement.

14.11 Confidentiality. Stratford and Dollar agree that the terms and conditions of this Agreement and of the transactions contemplated by it are to remain confidential, except to the extent that either party determines it is necessary under applicable law, including disclosures or public filings required under applicable Federal and state securities laws, to disclose such terms and conditions including, without limitation, conveyancing and instruments relating to liens and encumbrances recorded in the public records. Any press release or other public communication (other than WARN Act Notices) relating to this transaction shall require the prior written approval of Stratford and Dollar, provided that Stratford shall not unreasonably withhold its approval of a press release to be issued at the time of Closing by Dollar with regard to the transaction contemplated herein.

14.12 Construction. Headings provided herein are for the reference of the parties only, and shall not be used as an aid to construction of this Agreement. For purposes of enforcement hereof, this Agreement shall be construed as if having been prepared jointly by the parties hereto, and not by one party to the exclusion of the other, to avoid any construction against the party drafting the Agreement.

14.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, and all of which shall constitute one and the same instrument.

14.14 Risk of Loss. Stratford shall bear the risk of loss or damage to the Assets to be transferred hereunder to Dollar until the actual time of Closing.

14.15 Alternative Dispute Resolution. In the event of a dispute that is not settled between the parties, then the parties shall select a third party mediator, mutually agreed upon by the parties, to mediate a dispute. If the dispute is not resolved after mediation, both parties agree to submit to binding arbitration. In such case, both parties shall select one arbitrator. The two arbitrators (each selected by a party hereto) shall select a third arbitrator. The arbitration shall be conducted in Tulsa, Oklahoma in accordance with the rules, regulations and procedures of the American Arbitration Association. The decision of the arbitrator shall be final and binding on both parties. The parties shall equally share the fees of the arbitrator.

14.16 Attorneys' Fees. In the event any legal proceeding, including arbitration proceeding, is commenced to enforce the obligations of the parties hereto, or to interpret the provisions contained herein, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses of litigation from the non-prevailing party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                      "STRATFORD"
                                      STRATFORD AMERICAN CAR RENTAL
                                      SYSTEMS, INC.

                                      By:  _____________________________________
                                           Mel L. Shultz
                                           President

                                      "DOLLAR"
                                      DOLLAR RENT A CAR SYSTEMS, INC.

                                      By:  _____________________________________
                                           Gary L. Paxton
                                           President and Chief Executive Officer

                         SCHEDULE OF EXHIBITS AND FORMS

                                       to

                              Acquistion Agreement



SECTION                    EXHIBITS

1.2.1                      Personal Property, Equipment and Fixtures
1.3                        Contracts
8.1.10                     Conditions of Properties
8.1.18                     Certificates, Licenses and Permits

SECTION                    FORMS

1.2.1                      Bill of Sale
1.3                        Assignment and Assumption Agreement
1.6(a)                     Stratford Release
1.6(b)                     Dollar Release
1.7                        Lease Agreement

(Pursuant to Regulation S-B, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of the exhibits and forms to this agreement to the Securities and Exchange Commission upon request.)